MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 1 Operator: Ladies and gentlemen, greetings, and welcome to MAXIMUS Fiscal 2019 Second Quarter Conference Call. At this time, all participants are on a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the program, please push star zero on your telephone keypad. As a reminder, this program is being recorded. It is now my pleasure to introduce your host, Lisa Miles, Senior Vice President of Investor Relations for MAXIMUS. Thank you, Ms. Miles, you may begin. Lisa Miles: Good morning, and thank you for joining us. With me today is Bruce Caswell, President and CEO, and Rick Nadeau, Chief Financial Officer. I'd like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions. Actual events and results may differ materially as a result of risks we face including those discussed in exhibit 99.1 of our SEC filing. We encourage you to review the information contained in our earnings release today, and our most recent Forms 10-Q and 10-K filed with the SEC. The company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances except as required by law. Today's presentation may contain non-GAAP financial information. Management uses this information in its internal analyses of results and believes this information may be informative to investors in, gaging the quality of our financial performance, identifying trends in our results, and providing meaningful period to period comparisons. For a reconciliation for the non-GAAP measures presented in this document, please see the company's most recent quarterly earnings press release. And with that, I'll hand the call over to Rick. Rick Nadeau: Thanks, Lisa. This morning, MAXIMUS reported revenue for the second quarter of fiscal year of 2019 of $736.5 million, an increase of 20% over the comparable period last year. Top line growth was driven by expected increases in the U.S. federal services segment from the acquisition of the Citizen Engagement Centers in November 2018. Revenue growth from the acquisition was partially offset by unfavorable foreign currency translation of $11.9 million. Organic revenue decreased compared to the same period last year, principally due to the rebid or extension of certain larger contracts, as well as expected decreases in our employment services businesses in the United Kingdom and Australia. Total company operating margin was 11.1% for the second quarter. GAAP-diluted earnings per share were 96 cents, in line with company expectations, and driven by solid operational performance in both U.S. health and human services and U.S. federal services segments. Our second quarter results included amortization expense related in intangible assets of $9.5 million, or 11 cents diluted earnings per share, of which $7.1 million resulted from the acquisition. I will now speak to our segment results in the second quarter. As expected, second quarter revenue for the U.S. health and human services segment decreased to $290.7 million compared to the same

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 2 period last year, resulting from the rebid or extension of certain larger contracts. As a reminder, it is not unusual during a rebid or sole source extension that we work with our client to reach a pragmatic agreement that may include a revenue and profit reduction in order to retain the business. Oftentimes, this may be short term in nature, and over the life of the contract, we can improve revenue and profit through scope increases and operating efficiencies. Operating margin for the segment in the second quarter was strong, at 19.6%, compared to 16.3% in the same period of the prior year. Revenue and operating margin benefited from the expected execution of a $4 million change order in which the associated expenses occurred in prior periods. The segment also benefited from cost synergies from the acquisition. We expect operating margin to range between 17 and 19% for the year. Revenue for the second quarter of fiscal year 2019 in the U.S. federal services segment increased to $289.7 million, and was driven by the acquisition which contributed approximately $176 million in the quarter. As of the acquisition organic revenue declined by 2% compared to the same period last year. On the bottom line, the U.S. federal services segment operating margin for the second quarter was strong at 10.2%, driven by favorable results on several performance-based contracts. For the year, we expect the segment will have an operating margin of approximately 10%. We also thought it might be helpful to give more details related to the revenue ramp on the acquired Census Questionnaire Assistance contract, which has a robust revenue ramp and a natural conclusion. Based on the facts and circumstances we know today; we expect to finish fiscal year 2019 with revenue of approximately $200 million from this contract. And for fiscal 2020, we are currently forecasting revenue of approximately $350 million. As a reminder, the contract term currently runs through June of 2021, but for our fiscal year 2021, we estimate less than $50 million in revenue from the Census contract. These projections are still estimates, and are subject to programmatic changes. For the outside the U.S. segment, second quarter revenue was $156 million. Revenue was lower compared to the prior year due to the unfavorable impact of foreign currency translation, as well as expected decreases on welfare-to-work contracts in both the United Kingdom and Australia. Our operating margin for the second quarter was 2.9%. The segment was unfavorably impacted by contracts in the United Kingdom. As a reminder, in fiscal year 2018, we began operations in Wales, East London, and Scotland, to provide health and employment services to vulnerable populations with disabilities and complex health conditions. While we had early challenges across these contracts, we have taken significant steps to address these with additional resources and investment to shore up our efforts. As a result, we expect to see meaningful improvements, for all future efforts in these contracts, the primary focus was centered on conversion into sustainable employment. Our teams and management are fully committed to the success of these programs, and in the aggregate, these contracts are on track to achieve profitability

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 3 in the fourth quarter of fiscal year 2019. We now estimate operating margin for the year will be between 3% and 4%. Let me speak briefly on the balance sheet and cash flow items. In the second quarter, MAXIMUS delivered cash flow from operations of $67.9 million, and free cash flow of $59.3 million. To date, sales outstanding were 77 at March 31st, which was higher than the previous quarter due to timing on the payment of several large invoices. We continue to expect to close the fiscal year with days’ sales outstanding toward the bottom end of our range of 65 to 80 days. At March 31, 2019, we held cash and cash equivalent of $46.8 million. Outstanding debt was $79 million at the end of the quarter. We continue to target strategic acquisitions to create new growth platforms for MAXIMUS. As a reminder, we have access to a $400 million credit facility, which can be used when we find transactions with the right fit and value. We also had ample capital flexibility to both continue to return capital to shareholders through opportunistically purchasing our own shares, as well as continuing our quarterly cash dividend at 25 cents per share. It is important to also remember that over the last several months, our teams have worked diligently to ensure the seamless integration of the Federal Citizen Engagement Center assets in both our operations and our culture. We firmly believe that our focused efforts on integration are key to the long term success of the assets, and mission-critical programs we support. Finally, we are narrowing our revenue guidance to a range of $2.925-2.95 billion. We are also narrowing our diluted earnings per share guidance to $3.55 cents to $3.75 cents for fiscal year 2019. Allow me to provide a little more context on our revenue guidance. We estimate approximately $25 million of revenue will be delayed from our initial fiscal year 2019 revenue projections until fiscal year 2020. There are a couple of reasons for this. First, we continue to see prolonged procurement cycles, including more opportunities coming under protect. Second, and to a lesser extent, we had a slower start on a new contract where the client is proceeding with a more cautious approach to rolling our Medicaid-managed care. Additionally, we expect to finish the fiscal year at the top end of our guidance for both cash flow from operations and free cash flow. And, with an income tax rate between 25% and 25.5%. As disclosed last quarter, we received an income tax benefit in the second quarter, lowering the rate for the quarter to 23.4%. And with that, I will hand the call over to Bruce. Bruce Caswell: Thank you, Rick, and good morning everyone. This time last year, I was welcoming you to my first earnings call as the Chief Executive Officer of MAXIMUS. Over the past year, we have maintained our unparalleled commitment to operational excellence, solid execution, and generating robust cash flow. We remain keenly focused on delivering added value to our clients by driving digital solutions and innovation to improve the customer journey and overall program efficiency in our BPO solutions.

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 4 We are executing on our three prong strategy to accelerate our progress and drive the next phase of our growth through digital transformation, clinical evolution, and market expansion. While this strategy aims to build upon the many strengths of maximus, it necessarily includes some element of change as well. Over the last year, we welcomed more than 14,000 employees to MAXIMUS through our acquisition last fall. We also implemented new technology and digital solutions that streamline program operations and improve the user experience. And most recently, as part of our planned board succession, we welcomed Michael Warren to our Board of Directors. We believe Michael's decades of global business, operational, and strategic experience will be complementary to the expertise of our current Directors. Michael serves as Managing Director of Albright Stonebridge Group, a global business, strategy, and commercial diplomacy firm. His expertise in advising clients on international growth strategies, stakeholder management, and economic and geopolitical issues affecting global markets is a tremendous addition to our board. Turning to the business segments. In our federal services segment, we are making meaningful progress on our digital priorities, and we received our third certification for the Federal Risk and Authorization Management Program, or FedRAMP, for our intelligent virtual assistant. Under the FedRAMP certification, MAXIMUS provides secure, customer care technology to federal agencies that transforms the customer experience when interacting with Citizen Engagement Centers. The FedRAMP certifications meet the most stringent security requirements of federal agencies, as Maximus aims to deliver innovative and cost effective solutions that ultimately support mission objectives and provide the highest quality citizen services. The MAXIMUS intelligent virtual assistant enables agencies to enhance their self-service offerings by allowing citizens to complete a wide variety of more complex transactions that historically would've required agent intervention. The platform merges artificial intelligence and human understanding to deliver rich, conversational, human-like interactions, enabling citizens to more easily accomplish tasks without the need of a human agent. These efforts enhance our competitive position and improve our overall service deliver across our operations. Beyond protecting our base through practical innovation, our digital investments allow us to pursue opportunities and develop offerings that will help drive long term growth. We also recently launched operations on a new contract on behalf of the Universal Service Administrative Company, which administers federal universal service programs, supporting telecommunications in broadband access for rural communities, healthcare facilities, schools and libraries, and low-income households. Under this new contract, MAXIMUS will support the schools and library program known as E-rate, where we administer funding commitments to help eligible schools and libraries obtain affordable telecommunications and internet access. Our scope of work as the E-rate administrator includes eligibility determination, call center services, web-based enrollments, invoicing, and document intake and processing.

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 5 We aim to streamline the application process and ensure it's fast and efficient for applications. This five-year contract has an estimated total value of $91.7 million, and supports thousands of schools and libraries around the country. This time last year I shared our foresight on the convergence of health and human services programs that ducktail with our growth strategy for adjacent markets. As we continue to expand our clinically-related services, we are delivering a social determinant pilot in West Virginia that builds upon the work we already in 12 Medicaid programs where we carry out health risk assessments. These risk assessments provide a more accurate picture of the health of program participants, and assists health plans in determining a consumer's healthcare needs, and providing transition of care and care management. Under the pilot program, we are collaborating with the West Virginia Department of Health and Human Resources, to leverage our role in Medicaid enrollment to identify and capture meaningful insights around the social determinants of health impacting Medicaid members. Working with our partner, TAVHealth, we developed a holistic set of social risk questions to be seamlessly administered as part of the Medicaid enrollment process. These questions survey beneficiaries' socio-economic needs which are fundamental underpinnings of the social determinants of health. Questions assess the areas of need, such as, income support and employment, health supportive services, food deficiencies, education, housing, and child care. We saw a 65% response rate from Medicaid members surveyed, as well as significant uptick across all channels, web, phone, and mail. The survey also identified more than 14,000 needs, with an average of three unmet needs per survey respondent. So we have this data, but what is it telling us? By geocoding and mapping our results, these insights help identify gaps in support for individuals and families, telling us and the Department of Health and Human Resources where the greatest needs exist, and types of support most needed. These predictive analytics can provide opportunities for social services agencies to engage with Medicaid beneficiaries alongside their managed care provider, and build trust long before a healthcare claim is generated. Our vision is that by having these needs identified and reported prior to enrollment in the Medicaid managed care plan, MAXIMUS can support individuals by offering pathways to address their needs, generate measurable outcomes, and create a data set that provides visibility into social health trends. Most importantly, it also enables us to improve health outcomes and quality of care for these distinct populations by building curated and accountable networks of community and health partners to proactively coordinate social services and reduce demand on health systems. The West Virginia pilot determined that the highest need category was income support and employment. This provides us a clear target for our proposed phase two. If approved, our phase two scope will include extending a technical platform to the curated CBO community in order to foster custody of referrals and warm handoffs. In addition, we plan to build out intervention pathways which

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 6 will leverage the technical platform and utilize virtual coaches, providing consumers helpful interventions. While the addressable population for this targeted pilot is likely to be small, our aim is to generate meaningful outcomes for the market that substantiate our approach. A successful social determinants model will resemble a managed service that guides, encourages, and enables consumers to supportive interventions that improve their lives. Historical assess and refer models have had limited success, and more progressive models are imperative in our view to long term success rates. The convergence of health and human services opens new adjacent markets, impacted by macro trends, like this area of social determinants that we believe will drive future demand. By serving populations with increasingly complex health and socioeconomic conditions through tailored and technology-driven clinical BPO solutions, we can better serve beneficiaries, as well as government clients with constrained budgets. Moving overseas to the United Kingdom. The Department for Work and Pensions, or DWP, has announced its intention to extend our contract to continue the Health Assessment Advisory Service through June 2021. The extension is part of a larger project that the United Kingdom government is undertaking to transform the delivery of all assessment services. DWP has established the Health Transformation Program to undertake the significant task of transitioning the currently separate assessment services into one, unified, integrated service in 2021. As a reminder, these assessment services include, the work capability assessment for Employment and Support Allowance in Universal Credit, which MAXIMUS delivers, and the Personal and Dependents Payment Assessment Services, which is currently delivered by other vendors. DWP believes the integration of assessment services will better support people with health conditions, and individuals with disabilities throughout the country. This change offers MAXIMUS additional opportunities to support the newly integrated service. With our strong delivery and proven track record achieving program improvements on the HAAS contract over the last several years, we are well-positioned to bid this future work. Moving on to new awards, for fiscal 2019, year-to-date signed awards were $1 billion of total contract value at March 31st. During the second quarter of fiscal 2019, we were also notified of award on another $725 million worth of contracts that have not yet been signed. Let's turn our attention to our pipeline of addressable sales opportunities. As a reminder, we modified our methodology at the beginning of the fiscal year, to reflect the nature of the BPO business procurement cycle. The opportunities in our sales pipeline range from those RFPs that are in our immediate sightline, to those RFPs that we are tracking that may not be released for up to 24 months. It's also important to note that sales opportunities in the pipeline represent new work and recurring work, are not probability weighted, and are no longer individually capped at $150 million in value. Our total contract value pipeline, at March 31st, was $21.9 billion, compared to $19.9 billion reported in the

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 7 first quarter, 74% of this is new work. Of course, building a sales pipeline is the first of many steps necessary to achieve future organic revenue growth. We have continued to put significant resources and investment into our sales and business development strategies across the organization, with some efforts more mature than others. The teams are keenly focused on developing and cultivating sales opportunities that we can carry over the finish line. I am pleased with the progress of our sales and capture management efforts, but the bottom line is that we must translate this into winning new work. That requires successful opportunity qualification, progression of opportunities to adjudication, and a healthy win rate. Further, our corresponding efforts to minimize erosion to existing business complete the equation to return to organic growth in the coming years. These targeted efforts on driving organic growth, minimizing erosion, and expanding into new markets remain a priority focus for the entire management team. As I've said previously, we believe this will take time to materialize, but we are confident in our strategic direction. We continue to see a favorable long term macro environment, and we remain focused on our top priorities of digital transformation, expansion of our clinical offerings, and strategic market expansion. Digital automation such as next generation interactive voice recognition and process automation allows us to continue to drive efficiencies, improve the quality of our operations, and differentiate the customer journey. These efforts are global in scope, enhance our competitive position, and improve service delivery across our operations. This transformation allows us to pursue and develop digital offerings in certain markets that will provide new revenue streams and help drive long term growth. While operating customer contact centers, and providing case management services will long remain a foundational element of our business. We see macro trends such as life expectancy, healthcare costs, and population health challenges related to non-communicable disease conditions, which drive demand for BPO services with more of a clinical dimension. As with the example I've noticed today, when we look closely at the social determinants of health outcomes, opportunities emerge where MAXIMUS can help our clients address these challenges with solutions that are strengthened by our growing clinical expertise. We continue to consider our clients' long term visions to reengineer their social programs and delivery mechanisms, making sure we are in the right markets, with the right solutions, at the right time. Finally, last year at this time we began a comprehensive, strategic market assessment that yielded a set of priority new growth markets. As we've noted on prior calls, these markets are generally outside the organic adjacencies to our core business, and as such require acquisitions to gain capabilities and capacity for future long term organic growth. We continue to make progress in executing this plan with deeper analysis, target identification, and an active M&A function at the corporate level. As Rick notes, we have the capacity to act quickly in this area as opportunities ripen.

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 8 This again is in addition to our primary focus on organic growth in our core and near adjacent markets. With that, we will open up the line for Q&A. Operator? Operator: Thank you. Ladies and gentlemen, we will now be conducting our Q&A session. If you would like to ask a question, please push star one on your telephone keypad now. A confirmation tone will indicate your line is in the question queue. You may push star two if you'd like to remove your question from the queue. We do ask that you limit your follow up question to only one, so that others may have an opportunity to ask a question. You may reenter the queue by pushing star one. For any participant using speaker equipment, it may be necessary to pick up your handset before pushing the star key. One moment while we pull for questions. Our first question comes from the line of Dave Steblo from Jefferies. You are now live. Dave Styblo: Hi. Good morning. Thanks for the question-- Bruce Caswell: --Good morning--. Dave Styblo: --Yeah, good morning. I was hoping to get a little more color on the Census contract, I appreciate the additional color of the revenue cadence there as it ramps from 200 million this year up to 350 and then to less than 50 million. I'm wondering how we should think about margins on that business as we progress through each of those years. In other words, are margins going to hold steady during all three of those years, or does it fluctuate and increase as you ramp up business and get some leverage and the vice versa, is it on line? And as part of that, can you remind us, is the margin profile on that business in the mid-single digits over the entire life of the contract? Bruce Caswell: Okay, Dave, hey, it's Bruce. I'm going to hand it off to Rick to answer that. Rick Nadeau: Yeah, hi, Dave. That's a cost reimbursement contract, but it is also an award fee contract. So I think that your premise then will be mid-single digits on the OI is correct. It could wind up being a little bit choppier, will be a little bit choppier among the quarters depending on when we actually hear about the award fee. We'll make estimates on the award fee, but those estimates will be somewhat conservative and if we outperform that we can get a little bit of chop. But it will be in that area where you were talking about. Dave Styblo: Okay. And as we think about the guidance for this year, we've got EPS rate coming up a little bit by about 1%, revenues coming down, can you help us reconcile why that is? I was thinking perhaps from the fiscal first quarter you guys outperformed, it didn't really raise the range so I was wondering if you were maybe biased to the high end of the range as you were entering the second quarter and now you've just got more visibility on the full year, or is there something else in the back half of this year that is contributing to the guidance, to the EPS guidance rate?

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 9 Rick Nadeau: Yeah, Dave. Good question, and yes, you're right. I think that once we sit here in May--I mean considering year-to-date diluted earnings per share of $1.82, and after we met our expectations in Q2, here in May we now have confidence that we can come in towards the upper end of our EPS guidance. So we narrowed that guidance by moving the bottom up by 10 cents. We are operating many of our contracts, know most of our contracts very well. We have a good mix of performance-based contracts that reward good performance, and I think we've also held the line on GNA. Lisa Miles: Thanks, Dave. Next question, please? Operator: Our next question comes from the line of Charlie Strauzer from CJS. You are now live. Charlie Strauzer: Hi, good morning. Bruce Caswell: Good morning. Charlie Strauzer: Just have a question in the sense of, it seems like it's a materially higher amount of revenue coming to you, with initially full out on the Census contract. What sort of things that are kind of driving that? Rick Nadeau: Charlie, it's Rick. I think that--I can't speak to prior estimates that were made. I think that when we bought the two contracts and the other contact centers from GDIT, we looked at the total program and looked at the contract values and I think we're pretty comfortable with what we're saying. Yeah, those numbers together, it's a little bit less than 600 million. So I think that that's where we feel it's going to come out. And at this point we're looking at what the scope of it is today. Now, those estimates are subject to change at the request of the customer. But any changes that we have in that up or down will be communicated to you as soon as that information becomes available. Charlie Strauzer: That's helpful. Thank you. And then just looking at the competitive landscape, I noticed that the Conduent CEO is stepping down and there's a little bit of turmoil there at that company. Has that created any opportunity or any kind of volatility in the RFP space? Bruce Caswell: Charlie, it's Bruce. You know we compete with Conduent on a limited basis in the U.S. health and federal markets but not really on a global basis. And obviously given the newness of the message here, I really can't comment on any near term volatility or whether that would change their strategy in any of the markets where we see them from time to time. But I'll say that we continue--we said or some time that strategic M&A is our top priority, we think it's the best way to create long term shareholder value. We've got a great level of free cash flow, access to our credit facility as Rick talked about, and really ample capital flexibility to complete strategic acquisitions. So while we have a familiarity with Conduent, we know the business very well, we haven't seen any, obviously, structural changes I

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 10 guess on the competitive landscape privately. But I feel like we're well-positioned across the board take action when needed. Charlie Strauzer: Thanks a lot. Thank you. Lisa Miles: Thanks, Charlie. Next question please. Operator: Our next question comes from the line of Jamie Stockton from Wells Fargo. You are now live. Jamie Stockton: Thanks, good morning. I guess maybe first if we could talk about the health and human business. The headwind from the rebid and extension activity, is it as simple as us just saying, if we look at the absolute revenue number, the comps get a lot easier by the fourth quarter and thematically that headwind should really be gone by that point? Rick Nadeau: Yeah, it's Rick. Yeah I think that's--I understand your question. I think what's happening in this, and if I'm understanding your question on the health and human services-- actually, why don't you ask me that question again, cause I'm not sure I really followed the back half of the question. Jamie Stockton: Well, I guess if you just look at the way revenue trended last year for that segment, your comps are more difficult until we get to the fourth quarter. And basically, if we think about what is driving the declines for that business year over year, you guys have attributed it to the notion that you got a lot of rebid and extension activity that is potentially depressing results right now, but theoretically, organic growth is going to resume for this business at some point. Is it reasonable for us to assume that those headwinds are probably gone by the time we get to the fourth quarter when you are going to comping against a much lower number in fiscal 2018's fourth quarter? Rick Nadeau: Yeah, I think you have two points you're making and I agree with them. One, I think sitting here in May, we have better visibility into the remainder of the year. Also we did indicate earlier as you note that we had a couple of contracts that went through a rebid. At that point, sometimes we need to sharpen our pencil and take some short-term reduction in revenue and profit in order to protect the business. You then exercise learning curve efficiencies, all kinds of other productivity things, and you continue to improve it over time. So yes, as we get further out and further away from those rebids that we talked about in the first quarter, we should see our operating performance improve in that segment. I hope that answers your question. Bruce Caswell: And Jamie, it's Bruce. I'm going to just tag onto that a little bit. I've noted before and I want to emphasize that we've taken action within the U.S. health and human services segment to kind of run the play that we did previously in federal in terms of bringing in new sales leadership.

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 11 We're excited that we've got a very seasoned sales leader joining the business before the end of this month, and we're replacing the sales team, and really pushing hard into some of those organic adjacent markets. I spoke in my prepared remarks about the social determinants of health market, but there are others as well that the team is executing on. So it's fully our intention to get that business back to an organic growth position, build the pipeline, and adjudicate that pipeline. Jamie Stockton: Okay, that's great. And then maybe just one other question as far as the environment is concerned. I think you guys said last quarter when we saw under the old pipeline metric, you know, the pretty notable sequential step up that you felt like federal market was opening up a little bit, that the Medicaid market was opening up a little bit, just any color on the environment and whether or not it feels like things are continuing to improve would be great. Bruce Caswell: You know it may not be a material change since last quarter, I think my prior remarks hold in the sense that we're feeling good about the federal marketplace. I think we've noted that of that pipeline, 74% remains new work and of the pipeline in its entirety, 60% is federal and mature. And so I think very solid federal market, we're seeing opportunity now in new departments and agencies that we previously haven't had the bandwidth or traction in because we've got kind of a revamped sales team that's making some progress in those areas. It's worth also noting that when pipeline builds like that, and you're moving into new agencies and you're kind of running the engine hot, you want to be mindful that your historical win rates which may have been in more comfortable, kind of familiar agencies with a lot of established relationships, may not be what you see on a go- forward basis in the near term, while you're establishing those new relationships. And what I like though, is that we're getting the opportunity to take some swings in federal. As it relates to the U.S. health and human services market, absent major legislative initiatives, that really can catalyze that market for us, like the Affordable Care Act did. It remains the kind of market where there are initiatives at the state level through waivers like the Medicaid work requirements and other developments within the market like the social determinants space, and there are several others, that create what I call kind of micro-market opportunities for us. And so those are those kind of organic adjacencies that we are sizing and putting plans together and that we've got task forces working on and we're working to exploit. And in that way, I can think of at least two areas, for example, that have legislative deadlines associated with them that because of those legislative or really regulatory deadlines, have created a pipeline of opportunity. So certainly not as robust as the federal market, but definitely opportunities within the U.S. health and human services market. Jamie Stockton: Thank you. Bruce Caswell: Okay, thank you. Lisa Miles: Next question please.

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 12 Operator: Our next question comes from the line of Richard Close from Canaccord Genuity. You are now live. Richard Close: Great, thanks. Good morning. Rick, I was wondering if you could just go over the revenue guidance, you talked about 25 million pushing but you brought the top down, top end of the range by 50, can you just go over that a little bit, thinking there? Rick Nadeau: Yes, I think when we started the year, we had expectations that we would be in the what, 2.925 to the 3.0. As I indicated, we lost 25 million, I think that together with the currency headwind that we've seen and some of the observations that we've had since we did the acquisition of those contact centers in November, we've had a lot more experience with them. And I think at this point, we think that revenue is pushing to the right. We think it's ultimately, we have the right number but I think we see things pushing out of Q2, further out, and things pushing from this year into next year. So I think it was just getting a little bit more experience with that acquisition as well as that reduction of 25 million. Richard Close: Okay. And then shift in focus maybe to outside the U.S. a little bit, I think the comment on the assessments and HAAS are interesting. Can you walk through that first, I guess, the option to extend into 2021, how do we think about that in terms of profitability, do you have a reset there in the option here, or do you continue to ramp and get performance fees? So, curious on that front. And then the comment on integrating the assessments and you mentioned PIP there, how does that change I guess the size of the contract, this integration, or does it change the size of the contract? Does is change the profitability? Is there a timing on this? And just walk us through all that. Bruce Caswell: So Rick will take the first half, and I'll take the second half. Okay? Richard Close: Okay. Rick Nadeau: So, Richard, this is an extension of about 17 months. That is so that they can match it up with the other program that Bruce referred to, we call it the PIP for short. With respect to that HAAS extension, we expect that we will have margins that are reasonably consistent with where we're operating that contract today so, I think that's the good news. We didn’t take a big hit on profitability, it's in a reasonable range of where we're operating today. Bruce? Bruce Caswell: Yeah, and it is very early days as it relates to this new integrative service, integrative assessment service that the Transformation Program Office is working on. So it's probably--it would be speculative for me to lay out how they'll carve up the country basically, and make those awards. What I would say is, as you well know, the HAAS program presently is a

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 13 nationwide contract. And my understanding is the PIP contract is done on more of a regional basis with other carriers, or other service providers. It could be that the integrated one also goes out on a regional basis, we just don't know at this point. What I do like is that we hit our performance targets so well on HAAS and established a great deal of credibility with the department as it related to our ability to operate a highly complex service on a national scale, and hit a very high customer satisfaction marks and quality scores in that program. So I think we're extremely well-positioned. I think another decision that the department faces as they work through that transformation program is, what do they do with the technology? Technology, presently, for our program, is provided by a third party vendor. So we don't have a great deal of flexibility as it relates to digitizing that customer experience and improving that customer experience. And you can only imagine, there are tons of opportunity as it relates to imaging and electronic workflow for medical records, or even moving to the use of video capabilities for some times of assessments potentially for beneficiaries who have trouble getting to assessment centers, things we've talked about for years. I think the department, very much to their credit, is engaging with the Crown Digital Service to develop a roadmap and a path for a new digital platform, that likely will support that integrated service. So that could really, on the one hand, change the way the service is delivered, and I think also plays to the thrust that we've been focused on as a company in terms of our clinical services and really embracing digital and investing in it. Next question please. Operator: Thank you. Ladies and gentlemen, as a reminder, if you'd like to ask any questions, please push star one on your telephone keypad now. Our following question comes from the line of Donald Hooker from KeyBank. You are now live. Donald Hooker: Great. Maybe, a lot of questions have been asked here, but kind of thinking longer term in that overseas segment. Obviously you do a lot of work in Australia and the U.K. but some of the smaller markets, I was wondering if there was any hope that you might blossom there. And I'm thinking Singapore, some of those Pacific countries, Saudi Arabia. Are there potential new expansion markets there that we can hope for in the near term? Bruce Caswell: So--hi, Donald. It's Bruce. I would say we share your enthusiasm in the sense that there are good markets that have nice potential for further development and as you can only imagine as a company we have a very strong history of a land, execute, and expand strategy. So I'm pleased with our performance thus far in Singapore. I think I probably said before, one of the reasons we really sought to work in Singapore was not just the nature of the work that was being requested and that we felt we were very well positioned to help the government address a hard to serve population of professional managers, engineers, and technicians, and getting them back to work. But also because many of the countries in the region

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 14 regard Singapore as a leader when it comes to the administration of government programs. And so, I'm pleased that we've performed very well, we're held in well regard by the client, we have had some small expansion opportunity that we're executing on in Singapore, but to be using it as a reference model to expand in the region would be the next step. Similarly, as it relates to our work in the Kingdom, we continue to service that customer to the very best of our abilities, and they obviously are undergoing a massive transformation with their vision 20/30 program, and we want to be in the best position to over MAXIMUS' full capabilities as opportunities arises there, and in other related nations in the Gulf. One of the concepts that we've spoken about a little bit before is how our workforce services business is transforming, and it's no longer just focused on helping individuals who are kind of on existing public assistance program into work. But labor migration is becoming much more of a global issue, and so we want to keep our eye on that mark across border migration programs, and I think that you could see programs like that in the Asia Pacific region and in the Middle East region and others that would play to our strengths. So, stay tuned. Donald Hooker: Okay. And then maybe, and you gave guidance for the fiscal year in terms of operating margins in that segment, but is there any sort of updates in your thinking around where that could get to over a few years? I mean, I understand there's moving factors involved here with unemployment rates and, you know, very low. But, to the extent that, where do you think, what's the right operating margin for that segment over time? Rick Nadeau: Yeah, that's a good question. This is Rick. And we did tell you we'll be 3-4% this year. But those U.K work programs--those U.K employment contracts are maturing. And we're also have some operations in there that we're working very hard to enhance the profitability of. So yes, I think that we can break 5%, we ought to be able to move up between five and 10%, next year and in the future years. I think getting to 10% in the short term in going to be challenging, and we'll need some improvement in the environment. But yes, we can improve from where we are today. Donald Hooker: Super. Thank you very much. Bruce Caswell: Next question, please. Operator: Our next question comes from the line of Frank Sparacino with First Analysis. You are now live. Frank Sparacino: Rick, just want to confirm on GDIP, the contribution this year that was expected, there's no change in that, I think it was 650 million, correct?

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 15 Rick Nadeau: Yes, correct. What we saw in the second quarter was the synergistic benefits we saw did come to fruition in that quarter. And so yes, we have confidence in the numbers we gave you previously. Frank Sparacino: And just following up, Bruce, on the pipeline, and comments around delayed procurement cycles. I assume that's primarily in the federal, just given the bulk of the pipeline is there. But maybe just be more specific in terms of where you're seeing delays. And then it sounds like, you don't have enough data at this point, Bruce, to decipher how the win rates are trending relative to your expectations. And maybe any early thoughts there in terms of how the team in performing. Bruce Caswell: Yeah, Frank. Thanks for the question. I think your intuition on the delays in the procurements is correct, obviously it's driven by the proportion of the pipeline that federal represents. But it's important to note that we're seeing delays as well in the U.S. health and human services market. There are several contracts I could point to where we've just been awaiting resolutions of protest. And that's not uncommon in a market where obviously there are fewer near term opportunities and a highly competitive field. So we're not surprised by it, but it just moves everything to the right for everybody. And so that's kind of the current environment, and I think it is early days as it relates to your other question. But I think that the team is performing well. The key right now, as I said in my prepared remarks, is to get that pipeline that we've been building and qualifying through the adjudication stage, and that takes a lot of deal shaping, it takes very effective capture management. And then ultimately trying to achieve win rates that historically, I will say the federal organization over the last five years have had a very attractive win rate, coming from a prior sales leadership role myself at one point in my career, I would've found it very desirable. And so the key is to try to maintain that effective win rate, and as I said a little bit earlier, in an environment where you're going into new agencies, developing new relationships, takings a lot of swings, I wouldn't be surprised if it comes down a bit in the near term. But I think the team is well-completed, it's a strong team, and they're performing well, and the early results have been positive from my standpoint. Frank Sparacino: Thank you. Lisa Miles: Next question please. Operator: Our next question is a follow up from the line of Charlie Strauzer from CJS. You are now live. Charlie Strauzer: Hey, just picking up on that last conversation about the pipeline. If you think about the 74% that's new work to MAXIMUS, how much is that in terms of the federal space, how much of

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 16 that is really new work, new programs, I should say, that would not be subject to the intense protest that you've seen? Bruce Caswell: Yeah. We haven't broken that out, Charlie. So I'm thinking of how we can give you a little bit of color on that. You're right in making the distinction that there's new work out there that's new to MAXIMUS because we've not fit it previously, but it may be work that's held by an incumbent contractor. Which inherently is going to be a bit more of a competitive, obviously, environment. And I'd say that we see certainly within a number of these established programs, I'd probably say more on the IT side of the business. Because as you're well aware, in federal, we've got both a BPO business and an IT business. I characterize the IT-related pipeline in the work that we see as being more established currently performed by incumbents. And also, therefore, while being new to MAXIMUS, not necessarily new to the market or green field. The BPO opportunities are different, because while they come less frequently, they're often associated with transformational programs in departments. There's one department, for example, that had the next gen program that they're implementing that will really recomplete the way the services are delivered to citizens, and that becomes more of a green field in that new opportunity. So to summarize, I'd say number one, you'd be appropriate to look at that 74% and sense 60% of the overall pipeline is federal, ratio it accordingly. A lot of the federal work would obviously therefore be new work, but it's probably also equally important to make a distinction somewhat between the IT and the BPO elements of that pipeline, and expect that the BPO work is probably more green fields new work to MAXIMUS than established with existing competitors. Charlie Strauzer: Thank you, that's helpful. Bruce Caswell: Okay. Lisa Miles: Thanks, Charlie. Next question please. Operator: Our next question is a follow up from the line of Richard Close from Canaccord Genuity. You are now live. Richard Close: Thanks. I wasn't sure if you gave this, but last quarter you said under the old methodology, the pipeline was five billion, did you say what it was in this quarter under the old methodology? Rick Nadeau: No we didn't, Richard. I think we said last time and continue to, it's the truth, is that once we start measuring it in one particular way, we can't measure it in both ways. But last quarter because we made the transition in that quarter, we could tell you that in order to make the transition

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 17 we had to run it both ways. But we're not running it both ways, I think you now have to look at it quarter two versus quarter three, and then quarter two versus quarter three, on an ongoing basis. Richard Close: Okay. And a follow up question, here in Tennessee, they're looking at doing in block grants for Medicaid, moving that direction potentially here if the governor signs it. Can you talk a little bit about block grants and if that becomes pervasive across the U.S. in various states, how you think about the potential impact? I know that has been a concern with some investors in the past when that has been floated out there. And I think you've responded to it, but I think it would be good to hear that again. Bruce Caswell: Sure, Richard. So a couple thoughts on block grants. My recollection in that area is that actually there are a number of governors that are not supportive of block grants because it basically caps funding and puts them into a position where they may see--and again, not to get down into the policy weeds a little bit, it depends on what the funding mechanism is and whether it's tied to like GDP growth cause you could have situations, certainly in a downturn in the economy where the increase of Medicaid roles far outpaces the metric that you anchored your funding stream to. And I think a lot of governors have expressed concern that you've got--that would create a situation where there's a greater dependency on state budgets, then, historically has been the case. So, I think that becomes kind of a headwind to a broad adoption of block grants across the country. However, there will be states that like the flexibility that they get from that. You know, an example, if my memory serves me correctly, is that Rhode Island at one point did a massive omnibus waiver with CMS to get broad authority to administer the Medicaid program without a lot of the traditional regulatory constraints, and in return for that capped their funding. So I have two thoughts. One is, I like the idea of the flexibility that block grants give governors in really shaping and defining the Medicaid program in a way that meets the specific needs of their local population. And I think MAXIMUS historically has always worked really well at that level. Our strength is in working with governors and their teams and their Medicaid departments to take on the policy ideas and translate them into operational models that achieve those objectives. So I think that's actually favorable for the model that we deliver. And whether it ultimately has a volume impact, I'm not seeing the connection where volumes would change materially. I see it more as an opportunity to kind of custom fit our solutions for those environments. Richard Close: So it could be a net positive rather than negative? Bruce Caswell: I think that--I've always felt that devolution and giving states greater flexibility in the design and administration of their programs is a net positive for MAXIMUS. You know, the CHIP program for many years has effectively functioned as a block grant, right? And because of that, states have had full authority to have a private partner like MAXIMUS conduct broad areas of program operation including eligibility. And It's under a block grant model states were released from the constraint presently where a merit-based employee has to make Medicaid eligibility decisions,

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 18 that could open opportunities for MAXIMUS as it had in the CHIP program. So really, from our perspective, it's not a real concern. Richard Close: Okay, thank you. Lisa Miles: Next question please. Operator: Our final question comes from the line of Dave Styblo from Jefferies. You are now live. Dave Styblo: Hey, thanks for the quick follow up. I wanted to just come back to the outside the U.S., international business there. Can you give us a sense, do you have visibility as to when the revenue pressure is going to abate, I think it was down 12% constant currency year over year? Is that solely attributable to the welfare-to-work programs, or is there some other noise in there? And then Rick, I think you had talked about confidence in getting to a five percent margin or more next year. Is the driver there that those revenue pressures ease as well as some other operational initiatives that you're working on to improve the cost structure there? Rick Nadeau: Let me do them in reverse order. I think our ability to improve the margins will be largely driven by the maturity of those human services contracts. Not necessarily to increase unemployment rates around the world. I think that what we're seeing is in all of our areas where we do human services, the low unemployment rates have impacted us. I'm not predicting that is turning around, what I'm saying is that these start up contracts will continue to mature and we will do better with them. I think also in that area outside the U.S., in our Australia contract there are some pass-through revenues that we get, things that are given to us like stipends to get people work shoes and other types of things like that. And we've just been getting a lot less of that type of pass through revenue from the government. And so, that's about $17 million year to year, so I think if you look at that, that's really an element that is beyond the unemployment rates and beyond the startups that has been impacting us there from a revenue standpoint. But not from an operating income standpoint. Dave Styblo: Got it. Rick Nadeau: Yeah and as I did say in my prepared comments, we do expect--we have three startup contracts in the United Kingdom. Like I said in my prepared remarks, I think we believe in the aggregate, we can get those contracts to breakeven before the end of the fiscal year, or during that fourth quarter. Dave Styblo: Thanks much. Rick Nadeau: Okay, thank you.

MAXIMUS Fiscal Second Quarter 2019 Earnings Conference Call May 9, 2019 Page 19 Lisa Miles: Thanks, Dave. Operator? Operator: Ladies and gentlemen, we have now reached the end of our Q&A session. MAXIMUS thank you for your time and participation. You may now disconnect your line at this time. Thank you, and have a wonderful day.